Statement of Work - Estimate

Features Analysis Workshop

© 2017, Intellectsoft LLC Confidential and Proprietary	1

Statement of Work - Estimate

Features Analysis Workshop

The following Statement of Work to be agreed by the parties under this Agreement in respect of any Services requested by the Client where applicable and agreed by the parties:

Intellectsoft LLC

and

Investment Evolution Crypto, LLC

This Statement of Work entered into between Investment Evolution Crypto, LLC and Intellectsoft, LLC. The terms and conditions at the end of this Statement of Work in full and any modifications to these terms and conditions should be included in this agreement.

Intellectsoft LLC shall supply professional services in accordance with the Work Breakdown Estimate to achieve the Key Milestones.

Project:	Cryptocurrency for remittances and consumer loans

Date:	February 26, 2018

Prepared for:	Paul Mathieson, Investment Evolution Crypto, LLC

Prepared by:	Nick Kurat, Intellectsoft LLC

© 2017, Intellectsoft LLC Confidential and Proprietary	2

Statement of Work - Estimate

Features Analysis Workshop

Contact Information

Intellectsoft LLC		Investment Evolution Crypto, LLC

Name:	Nick Kurat	Product Owner:	Paul Mathieson
Email Address:		Email Address:
Title:	Director, Blockchain Lab	Title:	CEO
Telephone Number:		Telephone Number:
Address:	721 Colorado Ave Suite 101 Palo Alto, CA USA 94303	Address:	3960 Howard Hughes Parkway Suite 490, Las Vegas, NV 89169
Skype Name:		Skype Name:

Timeline & Milestones

Key Milestone Description Week	1	2	3
Introduction and Business requirements analysis
Functional requirements analysis
Market and technical research, high-level estimate

Team Breakdown

Member	Role

Senior Business analyst

Assesses business requirements, transforms them into functional requirements, and creates a features list. Analyzes existing market solutions, problems and risks.

Acts as the conduit between stakeholders and the development team.

Software Architect	Analyzes the existing systems dependencies, data flows, and limitations of certain technologies. Designs the architecture of the system and leads the development team concerning technical solutions.

Senior Blockchain Engineer	Analyzes system requirements and defines which of the problems should be solved by using blockchain technology, identifies parts of the system where blockchain and related technology is applicable. Defines and documents possible way of implementation.

Project Manager	Assembles development team, produces estimates and timelines.

© 2017, Intellectsoft LLC Confidential and Proprietary	3

Statement of Work - Estimate

Features Analysis Workshop

Project Deliverables and milestones

Deliverables and milestones	Description
Introduction	Project discovery phase. We interview stakeholders and dive deep into the existing product documentation.

Functional requirements	A document describing system behaviour and interfaces from user’s perspective

Prioritized feature Set	Prioritized list of features and components with a definition of the core part for the 1st release. We turn product expectations into actionable, detailed deliverables.

Existing solutions comparison	We research existing solutions on the market to find ones that might be used or integrated into our custom solution, estimate effort needed for implementation and customization and outline pros and cons of each one.

Solution architecture	Definition of possible solutions based on the technological stack, system dependencies, components, their relations and interfaces.

Estimates & Timelines	For each solution option (fully custom vs partially custom with existing solutions integration) we produce high-level breakdown of estimated project costs for design, development, QA

Solution options comparison	Based on our research and knowledge gained during discovery phase we outline basic parameters of two possible solutions such as approximate time&costs, projected team size, risks, limitations etc.

Work Breakdown Estimate

Summary	Hours	Rate	Cost
● Introduction ● Feature Set ● Requirements specification ● Solution discovery ● Architecture design ● Ballpark estimate	*260	$70	$18,200

The table above is an estimation of the quantity of hours required to produce the features listed in this statement of work; as such, the quantities are subject to change. Intellectsoft estimates and hours are accrued on time and materials of hours worked. In the event that, upon commencement of the development project, the quantity of hours expended on the production of any or all of the listed features is forecasted to exceed the quantities in this original estimation, Client will be informed as early as is reasonably possible and, in any event, prior to Intellectsoft exceeding the stated estimation, and confirmation to proceed will be required. Written approval from Client will be required prior to the development of any features not listed in the table above; charges to Client relating to the production of additional features will be made at the hourly rates listed above. All invoices will be generated from actual accrued hours. All prices quoted exclude prevailing taxes. E&OE.

© 2017, Intellectsoft LLC Confidential and Proprietary	4

Statement of Work - Estimate

Features Analysis Workshop

Signatures & Invoice Information

/s/ Nick Kurat	/s/ Paul Mathieson

Signed By: Nick Kurat	Signed By: Paul Mathieson

for and behalf of Intellectsoft LLC	for and behalf of Investment Evolution Crypto, LLC

Address:
721 Colorado Ave	Address:
Suite 101	3960 Howard Hughes Parkway
Palo Alto, CA USA 94303	Suite 490, Las Vegas, NV 89169

Date: 02/26/2018	Date: 02/23/2018

© 2017, Intellectsoft LLC Confidential and Proprietary	5

Statement of Work - Estimate

Features Analysis Workshop

Terms and Conditions

1.	SERVICES
1.1.	Intellectsoft will provide various services to Client including, but not limited to, project management, business analysis, iOS software development, Android software development, back-end software development, QA engineering, graphic, user interface, and user experience design (“Intellectsoft Services”).
1.2.	The term Intellectsoft Services may be further defined in addendums to this Agreement or the Statement of Work (“SOW”) more specifically detailing services on a project basis. Upon receipt of written approval of Client in the form of email or other written modes of communication, Intellectsoft may provide additional services that are not included in this SOW.
1.3.	Intellectsoft and third-party subcontractors providing Intellectsoft Services are not engaged in the practice of law. Intellectsoft does not provide legal advice or representation. To achieve the highest quality and efficiency, Client and/or its counsel is responsible for reviewing Intellectsoft Services deliverables and work product and providing feedback on a regular basis.

2.	PAYMENT TERMS
2.1.	Price. Client will pay Intellectsoft in accordance with the price terms for the Intellectsoft Services listed on an addendum to this Agreement, Statement of Work or invoice. If additional services are requested outside the scope of the addendum or Statement of Work, Intellectsoft standard rate will apply, unless the parties agree otherwise in writing.
2.2.	Taxes. Client is responsible for the payment of all applicable sales, use and/or other similar taxes (except for taxes based on Intellectsoft’ income or personnel costs) which may be levied or assessed in connection with this Agreement.
2.3.	Payment. $18,200 payment required prior to project commencement. $10,00 will be applied immediately. $8,200 will be applied to the final project invoice. Invoices will be submitted bi-weekly. Client will pay Intellectsoft within 15 days of the date of each invoice submitted for all Intellectsoft Services. Intellectsoft’ acceptance of payment of any amount less than the full amount due will not be a waiver of the remaining amount due. Intellectsoft may apply any overpayment on any invoice or proposal to any other amount due from Client. Past due obligations will bear interest at the rate of 15% per annum, or the maximum rate allowed by law, whichever is less. Any interest charged or received greater than the maximum amount allowed by law will be applied to the principal obligations, or if none is owed, will be refunded to Client. If any Client payment becomes past due, Intellectsoft will have the right to retain possession of any Client property in Intellectsoft’ possession, and any Images produced by Intellectsoft, and Intellectsoft may suspend performance on any work in process, including but not limited to, availability of the hosted review platform until payment is made. Client will pay Intellectsoft all attorneys’ fees, collection agency charges, court costs and all other expenses incurred by Intellectsoft in connection with any Client defaults on its obligations to Intellectsoft.
2.4.	Commencement of Work. Intellectsoft will execute project kick off upon receipt of a signed Statement of Work (SOW) or email approval from the Client. Development will commence upon receipt of deposit.
2.5.	Build Release Conditions. Intellectsoft will post software builds to the platform app stores (where relevant), on condition that outstanding invoices are not past due and that all previous invoices have been paid within the payment terms agreed upon in this SOW.
2.6.	Disputed Amounts. Client may dispute any amounts invoiced provided that the dispute is made in good faith. Any amounts disputed may be deducted from the invoice; however, a disputed amount does not relieve the Client from payment obligations for the remainder of the invoice. The remainder amount of any invoice containing a disputed amount must be paid within 30 days of the date of the invoice. The disputed amount and the reasons for disputing the amount must be submitted to Intellectsoft in writing within 15 days of receipt of the invoice. Intellectsoft will work together with Client in good faith to resolve such disputes in a mutually acceptable manner. Client agrees to pay any disputed amounts within 5 business days once the dispute has been resolved.

3.	SERVICE LEVEL AGREEMENT
3.1.	Operation. Intellectsoft will use its best efforts to maintain availability of provided services, except for specific scheduled downtime periods during which Intellectsoft may shut down access to the Services for system upgrades, maintenance and backup procedures (“Scheduled Downtime”). Unless otherwise agreed to in writing by Intellectsoft and the Client, the Scheduled Downtime shall occur after three days advance notice to the Client and no more than once per month. In addition, there may be events that from time to time will services and support inaccessible for a limited amount of time due to unforeseen, unavoidable software, hardware, network, power and/or Internet outages (“Unscheduled Downtime”). Intellectsoft will use its best efforts to ensure that Scheduled Downtime and Unscheduled Downtime cause the availability percentage to be no less than ninety-nine and three-tenths percent (99.3%) in each calendar.
3.2.	Disaster Recovery. Intellectsoft shall (a) cooperate with Client in participating, testing and implementing a disaster recovery plan (“DRP”) as part of Client’s own business continuity plan; (b) update and test the operability of the DRP to ensure that the DRP is fully operational; (c) certify to Client at least once during every six-month period that data is being stored for Client that the DRP is fully operational; and (d) implement the DRP upon the occurrence of a disaster. In the event the applicable Services are not reinstated within the applicable Service Levels, Client may terminate this Agreement, in whole or in part, without further liability other than for payment for services already performed by Intellectsoft prior to a services interruption. In the event of a disaster, Intellectsoft shall not increase its charges under any Services Schedule under this Agreement or charge Client usage fees in addition to the charges set forth in this Agreement.
3.3.	Storage of Data. Upon conclusion of any Client project, and for a period of sixty (60) days after delivery to Client of all client data (the “Standard Storage Period”), Intellectsoft will store a copy of such client data provided to Client. After the foregoing Standard Storage Period, Intellectsoft may erase, write over, destroy or discontinue storage of any client data without any liability or obligation to Client.
3.4.	Client Inspection. Client (or Client’s counsel) shall review completely all services, documents and/or data delivered by Intellectsoft (“Deliverables”) to determine whether any Deliverables or any other aspect of the Intellectsoft Services fail to conform to the requirements of this Agreement. Client (or Client’s counsel) must notify Intellectsoft of every failure to conform to the requirements of this Agreement or any addendum incorporated herein, or any other complaints about Intellectsoft Services within a reasonable amount of time after delivery. Notice shall be by direct communication with the Intellectsoft project manager assigned to this matter, either by telephone or by electronic mail. If Intellectsoft receives any such notice from Client (or Client’s counsel), Intellectsoft will provide the services necessary to comply with the requirements of this Agreement or any addendum incorporated herein within a reasonable amount of time. If Client (or Client’s counsel) does not notify Intellectsoft as required above, then it will be deemed conclusive that Intellectsoft provided the Intellectsoft Services and the Deliverables as required by this Agreement or any addendum incorporated herein; that Client accepted all Deliverables; and that Client did not reject any of the Deliverables.

4.	CONFIDENTIALITY
4.1.	Confidential Information. “Confidential Information” shall mean any non-public information of the other Party that is designated as confidential, or that the receiving Party knew or reasonably should have known was confidential because it derives independent value from not being generally known to the public. Without limiting the generality of the foregoing, the terms and conditions of this Agreement shall be considered Client and Intellectsoft Confidential Information. Confidential Information shall not include any information which: (a) a Party can demonstrate was rightfully in its possession prior to the date of disclosure to it by the other Party; (b) at the time of disclosure or later, is published or becomes part of the public domain through no act or failure to act on the part of a Party; (c) a Party has developed independently without reference to any Confidential Information of the other Party; or (d) a Party can demonstrate came into its possession from a third party who had a bona fide right to make such information available.
4.2.	The Party receiving Confidential Information will not at any time disclose to any person or use for its own benefit or the benefit of anyone, Confidential Information of the other Party without the prior written consent of said Party. Each Party shall limit disclosure of Confidential Information to its employees or agents who have a need to know related to the Parties’ business relationship.
4.3.	Upon termination of a Services Schedule or this Agreement, the recipient of Confidential Information shall promptly deliver to the other Party or destroy any and all such information in its possession or under its control, and any copies made thereof which the recipient of said information may have made, except as the Parties by prior express written permission have agreed to retain.
4.4.	Neither Party shall be liable for disclosure of Confidential Information if made in response to a valid order of a court or authorized agency of government; provided that, if available, five (5) days’ notice first be given to the other Party so a protective order, if appropriate, may be sought by such Party. The Parties acknowledge and agree that a breach of its obligations under this Section may cause harm to the other Party for which monetary damages are not a sufficient remedy. In such event the Parties understand and agree that the non-defaulting Party shall be entitled to seek to obtain from a court of appropriate jurisdiction immediate injunctive or other equitable relief to which it may be entitled under the circumstances in addition to other remedies allowed under this Agreement and under applicable law.

5.	PERSONALLY IDENTIFIABLE INFORMATION.
5.1.	“Personally Identifiable Information,” includes any information that can be associated with or traced to any individual, including an individual’s name, address, telephone number, e-mail address, credit card information, social security number, or other similar specific factual information, regardless of the media on which such information is stored (e.g., on paper or electronically) and includes such information that is generated, collected, stored or obtained as part of this Agreement. Intellectsoft will comply with all applicable privacy and other laws and regulations relating to protection, collection, use, and distribution of Personally Identifiable Information, including Credit Card Company Regulations if the Services, collect, process or store credit card information.

© 2017, Intellectsoft LLC Confidential and Proprietary	6

Statement of Work - Estimate

Features Analysis Workshop

5.2.	As between Client and Intellectsoft, Personally Identifiable Information is the exclusive property of Client and will be deemed Client Materials under the applicable provisions of this Agreement.
5.3.	Intellectsoft will not, without the prior written consent of an authorized representative of Client, use Personally Identifiable Information for any purpose other than to provide the Services under this Agreement. In no event may Intellectsoft (a) use Personally Identifiable Information to market its services or those of a third party, or (b) sell or transfer Personally Identifiable Information to third parties, or (c) otherwise provide third parties with access thereto.
5.4.	Without limiting its other obligations under this Agreement, Intellectsoft agrees that all such information under its control will be secured from unauthorized access, use, disclosure and loss using commercially acceptable security practices and technologies.
5.5.	If there is a suspected or actual breach of security involving Personally Identifiable Information Intellectsoft will notify Client within two (2) hours of becoming aware of such occurrence. Intellectsoft shall provide Client with access to Personally Identifiable Information at any time as Client may request. Upon termination of this Agreement all Personally Identifiable Information in the possession of Intellectsoft will be provided to Client in a manner reasonably requested by Client and all copies will be permanently removed from all Intellectsoft systems, records and backups and all subsequent use of such information by Intellectsoft will cease.

6.	REPRESENTATIONS, WARRANTIES & COVENANTS.
6.1.	Compliance with Laws. Intellectsoft warrants that the Services will not violate, and Intellectsoft will obtain all permits required to comply with, any applicable law, rule, regulation, ordinance, order, direction and regulation (as they may be amended from time to time) of the applicable government agencies having jurisdiction over the provision and use of the Services.
6.2.	Mutual Obligations. Each party represents, warrants, and covenants that: (a) it has the requisite power and authority to execute, deliver and perform its obligations under this Agreement; (b) it is in compliance with all applicable laws related to such performance, including it having obtained all necessary permits and licenses; and (c) it is authorized to deliver data and information to perform requested services.
6.3.	Loss or Damage. Client assumes all risk or loss or damage related to Client’s documents or other materials provided to Intellectsoft, except as provided in this Agreement. Intellectsoft will use reasonable care when any documents or other materials are provided to Intellectsoft by Client or at the request or direction of Client; during the time such documents and materials are in Intellectsoft’ offices. Intellectsoft may deliver Client’s documents, other materials and client data by any commercial or employee delivery.
6.4.	Client Indemnity. Client will indemnify Intellectsoft against all claims for damages made by any third party relating to any imaging, copying, retention or storage or possession of any client documents or data by Intellectsoft on any paper, media, or other form, and/or related to Intellectsoft providing data to Client or to any other party at Client’s request, and Client will defend Intellectsoft against all such claims (using counsel approved by Intellectsoft, which approval may be made in Intellectsoft’ sole discretion) and Client will indemnify Intellectsoft for its attorney’s fees and other expenses related to any such claim. Intellectsoft shall defend, indemnify and hold harmless Client against all claims for damages by any third party relating to a claim that the use of the Intellect Services as provided by Intellectsoft in accordance with the terms of this Agreement infringes any patent, patent application, copyright, trademark, trade secret or any other intellectual property right of any third party that was publicly accessible as of Effective Date (the “IP Indemnity”). Provided, however, that the IP Indemnity is conditioned upon Client using commercially reasonable efforts to mitigate any intellectual property claims as requested by Intellectsoft. Further, the IP Indemnity will not apply to any intellectual property claim that arises substantially or solely from information provided by Client and relied upon by Intellectsoft in providing the Intellectsoft Services.
6.5.	Limited Warranty. Intellectsoft shall perform the Intellectsoft Services in good faith and in a timely and professional manner. Intellectsoft shall exercise the same level of professional care commonly found in the services business in carrying out the terms of this Agreement. As of the Effective Date, Intellectsoft represents and warrants that to the best of its knowledge the Intellectsoft Services provided by Intellectsoft hereunder will not constitute an infringement of any patent, patent application, copyright, trademark, trade secret or any other intellectual property right of any third party, and that no court proceeding or any other procedure for infringement of such rights is pending against Intellectsoft with respect to the Intellectsoft Services. THE FOREGOING LIMITED WARRANTY IS INTELLECTSOFT’S SOLE WARRANTY FOR ANY INTELLECTSOFT SERVICES PROVIDED HEREUNDER OR ARISING OUT OF THIS AGREEMENT, AND IS IN LIEU OF ALL OTHER REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTIES OF MERCHANTABILITY, NONINFRINGEMENT AND FITNESS FOR A PARTICULAR PURPOSE, ALL SUCH WARRANTIES BEING HEREBY FULLY DISCLAIMED.
6.6.	Limitation of Liability. Regardless of any other provision except as to the IP Indemnity of paragraph 6.4 Client Indemnity herein, Intellectsoft’s liability for damages to Client for any cause whatsoever, and regardless of the form of action, whether in contract, tort or other theory of liability, including negligence, will be limited to the aggregate sum of payments made to Intellectsoft by Client for the Intellectsoft Services directly related to any claim. Intellectsoft will never be liable for any damage caused wholly or partially by Client’s delivery of damaged documents, data, media or other materials to Intellectsoft. Furthermore, Intellectsoft will never be liable to Client or any other person for any indirect, special or consequential damages, including without limitation, lost profits, business revenue or goodwill, however caused and whether arising under contract, tort or other theory of liability. The foregoing limitations shall apply notwithstanding the failure of the essential purpose of any limited remedy.

7.	OWNERSHIP OF SOFTWARE
7.1.	Developer assigns to Client its entire right, title and interest in perpetuity and throughout the universe on anything created or developed by Developer for Client under this Agreement including source code, all patents, intellectual property copyrights, trade secrets and other proprietary rights. This assignment is conditioned upon full payment of the compensation due Developer under this Agreement.
7.2.	Developer shall not retain right or title to any of the products developed or services rendered in connection with the services. Developer cannot sell, transfer, publish or otherwise make the Work Product available to third parties. Any rights granted to Developer under this Agreement shall not affect Client’s exclusive ownership of the software package. Developer can publish the description of the finished projects for marketing purposes and is obliged to include the reference to Client as an owner of any and all any intellectual property created during the term of this agreement.
7.3.	Developer reserves the right to publish the application of Client in Developer Portfolio without disclosing any previously information covered by an NDA signed between the Parties.

8.	WARRANTY
8.1.	Warranty of Software Performance: Developer warrants that for 1 month following acceptance of the Software by Client, the Software will be free from material reproducible programming errors and defects in workmanship and materials, and will substantially conform to the Specifications when maintained and operated in accordance with Developer’s instructions. If material reproducible programming errors are discovered during the warranty period, Developer shall promptly remedy them at no additional expense to Client. This warranty to Client shall be null and void if Client is in default under this Agreement or if the non-conformance is due to:

A.	Hardware failures due to defects, power problems, environmental problems or any cause other than the Software itself;
B.	Modification of the Software operating systems or computer hardware by any party other than Developer; or
C.	Misuse, errors or negligence of Client, its employees or agents in operating the Software. Developer shall not be obligated to cure any defect unless Client notifies it of the existence and nature of such defect promptly upon discovery.

8.2.	Warranty of Title: Developer owns and has the right to license or convey to Client title to the Software and documentation covered by this Agreement. Developer will not grant any rights or licenses to any intellectual property or technology that would conflict with Developer’s obligations under this Agreement.
8.3.	Warranty against Disablement: Developer expressly warrants that no portion of the Software contains or will contain any protection feature designed to prevent its use. This includes, without limitation, any computer virus, worm, software lock, drop dead device, Trojan-horse routine, trap door, time bomb or any other codes or instructions that may be used to access, modify, delete, damage or disable Client’s Software or computer system. Developer further warrants that it will not impair the operation of the Software in any way other than by order of a court of law.

9.	INTELLECTUAL PROPERTY INFRINGEMENT CLAIMS
9.1.	Developer warrants that Developer will not knowingly infringe on the copyright or trade secrets of any third party in performing services under this Agreement. To the extent any material used by Developer contains matter proprietary to a third party, Developer shall obtain a license from the owner permitting the use of such matter and granting Developer the right to sub-license its use. Developer will not knowingly infringe upon any existing patents of third parties in the performance of services required by this Agreement.
If any third party brings a lawsuit or proceeding against Client based upon a claim that the Software breaches the third party’s patent, copyright or trade secrets rights, and it is determined that such infringement has occurred, Developer shall hold Client harmless against any loss, damage, expense or cost, including reasonable attorney fees, arising from the claim.

This indemnification obligation shall be effective only if:

A.	The third party intellectual property rights involved were known to Developer prior to delivery of the Software
B.	Client has made all payments required by this Agreement
C.	Client has given prompt notice of the claim and permitted Developer to defend, and
D.	The claim does not result from Client’s modification of the Software.

© 2017, Intellectsoft LLC Confidential and Proprietary	7

Statement of Work - Estimate

Features Analysis Workshop

10.	TERMINATION
10.1.	Either party may elect to terminate this Agreement by providing written notice to the other party. Termination notice is required 30 day prior to final day of notice of termination. This Agreement’s Termination Date is defined as the date that notice of termination is received by the non-terminating party. Should Client elect to terminate this Agreement, Client will still be charged and responsible for all services performed by Intellectsoft prior to the date of termination, in addition to, all monthly charges for services fees invoiced for the month in which the Termination Date falls. Client will not be due any pro-rata refunds or offsets for days left in the month following the Termination Date.

11.	COMMUNICATIONS
11.1.	Notices. Notices of default shall be sent by e-mail and overnight mail to the parties contacts provided below. All certificates, reports, records, subordinate agreements (and their applicable amendments), notices, requests, demands and other communications under this Agreement shall be in writing and sent by e-mail and shall be deemed to have been duly given: (a) on the date of service if served personally on the party hereto to whom notice is to be given; (b) on the date of confirmed transmission if sent via facsimile to the number given below, and telephonic confirmation of transmission is obtained promptly after completion of transmission, and followed by mail delivery; (c) on the day after delivery to commercial or postal overnight carrier service; or (d) on the fifth day after mailing, if mailed to the party to whom such notice is to be given, by first class mail, registered or certified, postage prepaid and properly addressed, to the party as follows:

If to Intellectsoft:

Intellectsoft, LLC

721 Colorado Ave Suite 101

Palo Alto, CA 94303

If to Client:

3960 Howard Hughes Parkway

Suite 490, Las Vegas, NV 89169

Any party hereto may change its address for the purpose of this section by giving the other party timely, written notice of its new address in the manner set forth above. Failure by either party to timely and fully deliver any documents required pursuant to this Agreement shall not constitute a waiver of their obligations hereunder.

12.	MISCELLANEOUS
12.1.	Client Authority. The person signing this Agreement below represents that he/she is authorized to execute this Agreement on behalf of the Client.
12.2.	Dispute Resolution. If a dispute arises under this Agreement, the parties agree to first try to resolve the dispute with the help of a mutually agreed-upon mediator in the following location: California, United States of America. Any costs and fees other than attorney fees associated with the mediation shall be shared equally by the parties.
12.3.	Applicable Law, Venue and Jurisdiction. This Agreement shall be governed by the laws of the State of California. Any action brought by Intellectsoft or Client which refers or relates to this Agreement, the Intellectsoft Services shall be brought in, and each party hereby consents to the jurisdiction of and venue in the State and/or Federal courts in California, which is the home office of Intellectsoft.
12.4.	Attorneys’ Fees and Court Costs. If either party to this Agreement is forced to bring legal action to prosecute claims arising from obligations bound by this Agreement, the prevailing party in such action will have the right to recover all reasonable attorneys’ fees and court costs from the non-prevailing party.
12.5.	Relationship of the Parties. Nothing in this Agreement shall be construed as creating any agency or partnership between the parties and neither party shall have any express or implied power or authority to act on or make any representations whatsoever on behalf of the other party.
12.6.	No Rights of Third Parties. This Agreement does not create any right enforceable by any person who is not a party, except that the terms of this Agreement may be enforced by any affiliate of any Party hereto.
12.7.	Cumulative Remedies. All remedies available to either party for breach of this Agreement are cumulative and may be exercised concurrently or separately, and the exercise of any one remedy shall not be deemed an election of such remedy to the exclusion of other remedies.
12.8.	Natural Disaster/Force Majeure. Regardless of any other provision in this Agreement, Intellectsoft will not be liable for any damages, for any delay or failure in performance of any part of this Agreement, or for any damage to or loss of Client documents or other materials held by Intellectsoft pursuant to this Agreement, to the extent that such delay, failure, damage, or loss results, wholly or partially, from causes beyond Intellectsoft’ control; including but not limited to: fire, flood, explosion, war, labor dispute, embargo, government requirement, civil or military authority, natural disasters, or other similar situation. If any such situation occurs, Intellectsoft will make reasonable efforts to give prompt notice to Client and, in the case of a delay or failure in performance, Intellectsoft will use commercially reasonable efforts to resume performance of the Agreement, to the extent possible, as soon as practicable after the cessation of the situation.
12.9.	Headings. The headings of the sections, subsections and paragraphs of this Agreement are inserted for convenient reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.
12.10.	Amendments/Counterparts. No amendment, waiver or modifications to this Agreement shall be valid or enforceable unless in writing, and executed by the authorized representatives of Client and Intellectsoft. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original. Facsimile of a party’s authorized representative’s signature and electronic signatures shall be deemed to be binding upon such party, unless otherwise prohibited by law.
12.11.	Severability. If any provision of this Agreement is held to be unenforceable, the parties shall substitute for the affected provision an enforceable provision that approximates the intent and economic effect of the affected provision and the remaining provisions hereof shall be unimpaired and shall remain in full force and effect.
12.12.	Assignment. Client may not assign, by operation of law or otherwise (including, without limitation, by means of outsourcing), this Agreement, in whole or in part, without the prior written consent of Intellectsoft, which consent will not be unreasonably withheld. Intellectsoft may assign this Agreement and/or subcontract some or all of its obligations hereunder.
12.13.	Waiver; Remedies Non-Exclusive. No failure or delay on the part of any party in exercising any right or remedy provided in this Agreement shall operate as a waiver thereof; nor shall any single or partial exercise of or failure to exercise any such right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy provided herein or at law or in equity. Except as expressly provided herein, no remedy specified in this Agreement is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and in addition to every other right or remedy provided herein or available at law or in equity.
12.14.	Amendment. This Agreement may be modified or amended only by written agreement executed by both parties.
12.15.	Entire Agreement. This Agreement, together with the attached Exhibits, supersedes all prior written or oral agreements, understandings and discussions between Intellectsoft and Client.

© 2017, Intellectsoft LLC Confidential and Proprietary	8